EXECUTION VERSION

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of May 21, 2012

Between

GARRISON FUNDING 2012-1 LLC

as Buyer

and

GARRISON FUNDING 2012-1 MANAGER LLC

as Seller

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Table of Contents

(continued)

		Page

Section 8.14	Non-Petition	17

Schedule I	Portfolio Loan List
Exhibit A	Form of Assignment

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PURCHASE AND CONTRIBUTION AGREEMENT

PURCHASE AND CONTRIBUTION AGREEMENT, dated as of May 21, 2012 by and between garrison funding 2012-1 manager llc, a Delaware limited liability company, as seller (the “Seller”), and GARRISON FUNDING 2012-1 LLC, a Delaware limited liability company, as buyer (the “Buyer”).

WITNESSETH:

WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell and/or contribute to the Buyer certain loans originated or purchased by the Seller in its normal course of business, together with, among other things, the related rights of payment thereunder and the interest of the Seller in the related property and other interests securing the payments to be made under such loans.

NOW, THEREFORE, it is hereby agreed by and between the Buyer and the Seller as follows:

ARTICLE I
GENERAL

Section 1.1           Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. In addition, capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

“Agreement”: This Purchase and Contribution Agreement, as the same shall be amended, supplemented, restated or modified from time to time.

“Collections”: The meaning specified in Section 2.1(a)(iii).

“Credit Agreement”: The Credit Agreement, dated as of May 21, 2012, by and among the Buyer, as borrower thereunder, the Lenders from time to time party thereto, Natixis, New York Branch, as Administrative Agent and Arranger, and Deutsche Bank Trust Company Americas, as Collateral Agent and Custodian, as the same may be amended, supplemented, restated or modified from time to time.

“Excluded Interest”: The meaning specified in Section 3.1(b).

“Obligor”: With respect to a Portfolio Loan, any Person who is obligated to repay such Portfolio Loan (including, if applicable, a guarantor thereof), and whose assets are principally relied upon by the Seller at the time such Portfolio Loan was originated or purchased by the Seller as the source of repayment of such Portfolio Loan.

“Portfolio Loan”: A loan, debt obligation, debt security or Participation Interest.

“Portfolio Loan List”: The true and complete list of all Transferred Portfolio Loans (as supplemented or modified from time to time in accordance with the provisions hereof (including, for the avoidance of doubt, any addendum pursuant to Section 2.1(b))). Such list shall be marked as Schedule I to this Agreement, shall be delivered to the Buyer as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

“Purchase”: Any transfer made hereunder pursuant to Section 2.1.

“Purchase Date”: The meaning specified in Section 2.1(a).

“Purchase Price”: The meaning specified in Section 3.1.

“Related Contracts”: All credit agreements, promissory notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Portfolio Loan (including the related Underlying Instruments), together with all of the Seller’s right, title and interest in and to all property or assets securing or otherwise relating to any Portfolio Loan or any Related Contract.

“Sale Documents”: The meaning specified in Section 4.1(c).

“Third-Party Seller”: The meaning specified in Section 2.2(c).

“Transferred Collateral”: The meaning specified in Section 2.1(a).

“Transferred Portfolio Loans”: The Portfolio Loans and related interests and property transferred and conveyed by the Seller to the Buyer from time to time pursuant to Section 2.1(a) and identified on the Portfolio Loan List.

“Underlying Instruments”: The indenture, the credit agreement or other agreement pursuant to which a Portfolio Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Loan or of which the holders of such Portfolio Loan are the beneficiaries.

Section 1.2           Other Definitional Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any Sale Document shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Credit Agreement, the terms and provisions contained herein shall govern with respect to this Agreement.

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ARTICLE II
SALE AND CONVEYANCE

Section 2.1           Sale.

(a)          On each date a Portfolio Loan is purchased by the Buyer from the Seller (each “Purchase Date”), the Seller will sell, transfer, assign and set over and otherwise convey to the Buyer and the Buyer will purchase from the Seller, without recourse, all right, title and interest of the Seller in, to and under the following property, whether now existing or hereafter created or acquired (all of the property described in this Section 2.1(a) being collectively referred to herein as the “Transferred Collateral”):

(i)          the Portfolio Loans identified on the Portfolio Loan List or any addendum thereto delivered by the Seller to the Buyer on or before the requested Purchase Date, together with all monies due or to become due in payment of such Portfolio Loans on and after such Purchase Date;

(ii)         the Related Contracts related to such Portfolio Loans;

(iii)        all principal payments, interest payments, fees and other payments with respect to such Portfolio Loans and all other amounts paid with respect thereto, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Portfolio Loans or the relevant Obligor's obligation to make payments with respect thereto (such amounts, the “Collections”);

(iv)        all collateral security granted under any Related Contracts; and

(v)         all income and proceeds of the foregoing.

(b)          The Seller further agrees to deliver to the Buyer an addendum to the Portfolio Loan List as of each Purchase Date. Such addendum shall list the Portfolio Loans purchased on such Purchase Date and shall be delivered to the Buyer as confidential and proprietary. After such Purchase Date, such addendum shall be incorporated into and made a part of the Portfolio Loan List.

(c)          In connection with the sale of any Transferred Portfolio Loans, the Seller further agrees that it will note in its files, on or prior to the related Purchase Date, that such Transferred Portfolio Loans have been sold to the Buyer pursuant to this Agreement.

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(d)          It is the intention of the parties hereto that the conveyance of the Transferred Portfolio Loans by the Seller to the Buyer as provided in this Section 2.1 be, and be construed as, an absolute sale, without recourse, of the Transferred Portfolio Loans by the Seller to the Buyer, and the Seller and the Buyer intend that such Transferred Portfolio Loans shall not be part of the Seller’s bankruptcy estate in the event of a bankruptcy petition or other action by or against the Seller under any insolvency law. Furthermore, it is not intended that such conveyance be deemed a pledge of the Transferred Portfolio Loans by the Seller to the Buyer to secure a debt or other obligation of the Seller. If, however, notwithstanding the intention of the parties, the conveyance provided for in this Section 2.1 is determined, for any reason, not to be an absolute sale, then the parties intend that this Agreement shall be deemed to be a “security agreement” within the meaning of Article 9 of the UCC and the Seller hereby grants to the Buyer a “security interest” within the meaning of Article 9 of the UCC in all of the Seller’s right, title and interest in and to the Transferred Collateral, now existing and hereafter created, to secure a loan in an amount equal to the aggregate Purchase Price and each of the Seller’s other payment obligations under this Agreement. The Seller, by execution and delivery of this Agreement, authorizes the Buyer, the Administrative Agent and the Collateral Agent on behalf of the Secured Parties to file UCC financing statements naming the Seller as “debtor”, the Buyer as “assignor secured party” and the Collateral Agent as “assignee secured party”, or similar applicable designations, and describing the Transferred Collateral, in each jurisdiction that the Buyer deems necessary in order to protect the security interests in the Transferred Collateral granted under this Section 2.1(d).

(e)          Upon each contribution or sale of one or more Transferred Portfolio Loans from the Seller to the Buyer, the parties hereto agree, for administrative convenience, that the Seller shall transfer or cause (on behalf of the Buyer) the transfer of such Transferred Portfolio Loan and other Transferred Collateral directly to the Collateral Agent (or at Collateral Agent’s direction, the Custodian) to be held for the benefit of the Secured Parties in accordance with the terms of the Credit Agreement. Each item of Transferred Collateral shall be delivered to the Collateral Agent by:

(i)          with respect to such of the Transferred Collateral as constitutes an instrument, tangible chattel paper, a negotiable document, or money, causing the Collateral Agent to take possession of such instrument indorsed to the Collateral Agent or in blank, or such money, negotiable document, or tangible chattel paper, in the State of New York separate and apart from all other property held by the Collateral Agent;

(ii)         with respect to such of the Transferred Collateral as constitutes a certificated security in bearer form, causing the Collateral Agent to take possession of the related security certificate in the State of New York;

(iii)        with respect to such of the Transferred Collateral as constitutes a certificated security in registered form, causing the Collateral Agent to take possession of the related security certificate in the State of New York, indorsed to the Collateral Agent or in blank by an effective indorsement, or registered in the name of the Collateral Agent, upon original issue or registration of transfer by the issuer of such certificated security;

(iv)        with respect to such of the Transferred Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Collateral Agent as the registered owner of such uncertificated security;

(v)         with respect to such of the Transferred Collateral as constitutes a security entitlement, causing the Custodian to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

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(vi)        with respect to such of the Transferred Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent by a bank the jurisdiction of which for purposes of the UCC is the State of New York; and

(vii)       taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Transferred Collateral to the Collateral Agent, consistent with applicable law or regulations.

If any item of Transferred Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Transferred Collateral.

The Seller shall record and file (or cause to be recorded or filed) on or before the related Purchase Date all financing statements, and the Seller agrees to record and file (or cause to be recorded or filed) after the related Purchase Date all appropriate financing statements, continuation statements, and other amendments, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Collateral Agent and the Secured Parties in the Transferred Collateral under the applicable Uniform Commercial Code against all creditors of and purchasers from the Seller. The Seller promptly shall deliver (or cause to be delivered) file-stamped copies of such financing statements, continuation statements, and amendments to the Collateral Agent and the Administrative Agent.

Section 2.2           Assignments, Etc.

(a)          The Seller shall, on or prior to any Purchase Date with respect to any Transferred Portfolio Loans, execute and deliver to the Buyer a written assignment from Seller to the Buyer substantially in the form of Exhibit A hereto. From and after such Purchase Date, such Portfolio Loans and related interests and property shall be deemed to be part of the Transferred Portfolio Loans hereunder.

(b)          Covenants of the Seller In Connection With Additions. On or before any Purchase Date with respect to any Transferred Portfolio Loans to be acquired by the Buyer, the Seller shall:

(i)          note in its files that such Transferred Portfolio Loans have been sold to the Buyer and deliver to the Buyer a list of such Transferred Portfolio Loans, identified by account number, which list shall be as of such date incorporated into and made a part of this Agreement; and

(ii)         ensure that all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Transferred Portfolio Loans have been duly filed.

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(c)          Direct Assignments. The Seller and the Buyer acknowledge and agree that any transfer document or assignment agreement (or, in the case of any underlying promissory note, any chain of endorsement) with a third-party seller of a Portfolio Loan (a “Third-Party Seller”) that is required to be executed and delivered in connection with the transfer of a Portfolio Loan in accordance with the terms of the Related Contracts may (pursuant to written direction by the Seller to the Buyer) be entered into by the Buyer, as agent, and for the benefit and account, of the Seller. The Buyer shall have recourse to the Seller for liabilities arising from so acting as agent of the Seller. Following the consummation of such transaction, the Buyer shall (upon written notice to the Seller) require the Seller (and the Seller agrees following receipt of such notice) to transfer, pursuant to this Agreement, all of the Seller's interest (including such beneficial interest) in such Portfolio Loan to the Buyer.

ARTICLE III
PURCHASE PRICE AND PAYMENT

Section 3.1           Purchase Price; Excluded Interest.

(a)          The purchase price for each Transferred Portfolio Loan sold to the Buyer by the Seller under this Agreement (the “Purchase Price”) shall be the fair market value for such Transferred Portfolio Loan as determined from time to time by the Seller and the Buyer, and each such transaction shall be on terms no less favorable to the Buyer than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)          For the avoidance of doubt, any interest accrued on any Transferred Portfolio Loan for the period prior to (but excluding) the related Purchase Date (such accrued interest, the “Excluded Interest”) shall belong to the Seller. To the extent that the Buyer receives any Excluded Interest, it shall promptly (but in any event within two Business Days) remit such Excluded Interest to the Seller.

Section 3.2           Payment of Purchase Price.

(a)          The Purchase Price shall be paid by the Buyer on each related Purchase Date in Cash or, at the option of the Seller, if the Buyer does not have sufficient Cash to pay the full amount of the Purchase Price, by means of a capital contribution by the Seller to the Buyer.

(b)          All Cash payments in respect of the Purchase Price of any Transferred Portfolio Loan sold hereunder shall be made not later than 5:00 p.m. (New York City time) on the date specified therefor in lawful money of the United States in same day funds by depositing such amounts in the bank account designated in writing by the Seller to the Buyer.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1           Seller’s Representations and Warranties.

The Seller hereby represents and warrants to the Buyer, as of the Closing Date and each Purchase Date, that:

(a)          Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation and has full power, authority and legal right to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a Material Adverse Effect.

(b)          Due Qualification. The Seller is duly qualified to do business and is in good standing as a foreign corporation and has obtained all necessary licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c)          Due Authorization. The execution and delivery of and performance under this Agreement and each other document or instrument to be delivered by the Seller hereunder (collectively, the “Sale Documents”), and the consummation of the transactions provided for herein and therein have been duly authorized by the Seller by all necessary limited liability company action on the part of the Seller.

(d)          No Conflict. The execution and delivery of this Agreement and each of the Sale Documents, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, loan, agreement, mortgage, deed of trust, or other instrument to which the Seller is a party or by which it or any of its property is bound, except where such conflict, contravention, breach, violation or default would not have a Material Adverse Effect.

(e)          No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller, before any governmental or public body or authority (i) asserting the invalidity of this Agreement or any of the Sale Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Sale Documents, or (iii) seeking any determination or ruling which would, if adversely determined, materially and adversely affect the performance by the Seller of its obligations under this Agreement or any of the Sale Documents.

(f)          All Consents Required. All material approvals, authorizations, consents, orders or other actions of any Person or of any governmental or public body or authority required in connection with the execution, delivery and performance by the Seller of this Agreement and the Sale Documents have been obtained.

(g)          Solvency. The transactions contemplated under this Agreement and the Sale Documents do not and will not render the Seller insolvent.

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(h)          Agreements Enforceable. This Agreement and each other Sale Document constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(i)          Quality of Title. Each Transferred Portfolio Loan is, immediately prior to the sale hereunder to the Buyer, owned by the Seller free and clear of any Lien, and upon the sale, transfer or assignment hereunder, the Buyer shall acquire title to and ownership of each such Transferred Portfolio Loan, free and clear of any Lien.

(j)          Security Interest. As described in Section 2.1(d) hereof, it is the intention of the parties hereto that the conveyance of the Transferred Collateral by the Seller to the Buyer be, and be construed as, an absolute sale without recourse. If, however, notwithstanding the intention of the parties, such conveyance is determined for any reason not to be an absolute sale, the Seller grants a security interest (as defined in the UCC) to the Buyer in the Transferred Collateral, which is enforceable in accordance with the UCC upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Buyer as purchaser/secured party and the Seller as seller/debtor, the Buyer shall have a first priority perfected security interest in the Transferred Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Buyer in the Transferred Collateral have been made.

(k)          Value Given. The Cash payments and corresponding increase in the Seller’s equity interest in the Buyer received by the Seller in respect of the Purchase Price of all Transferred Portfolio Loans conveyed under this Agreement constitutes reasonably equivalent value therefor and the transfer by the Seller thereof to the Buyer was not made for or on account of an antecedent debt owed by the Seller to the Buyer, and such transfer was not and is not voidable or subject to avoidance under any section of the Bankruptcy Code.

(l)          Separate Entity. The Seller is operated as an entity with assets and liabilities distinct from those of the Buyer and any Affiliates thereof, and the Seller hereby acknowledges that the Collateral Agent and the Secured Parties under the Credit Agreement are entering into the transactions contemplated by the Credit Agreement in reliance upon the Seller’s identity as a separate legal entity from the Buyer and from each such Affiliate of the Buyer.

(m)          Ordinary Course of Business. Any sale of Portfolio Loans pursuant to this Agreement is in the ordinary course of business and financial affairs of the Seller. Each remittance of Collections by the Seller to the Buyer, as transferee under this Agreement, will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

The representations and warranties set forth in this Section 4.1 shall survive the sale, transfer and assignment of the Transferred Portfolio Loans to the Buyer. Upon discovery by the Seller or the Buyer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other immediately upon obtaining knowledge of such breach.

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Section 4.2           Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller, as of the Closing Date and each Purchase Date, that:

(a)          Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, except where the failure to be in good standing or have such power, authority or right would not have a Material Adverse Effect.

(b)          Due Qualification. The Buyer is duly qualified to do business and is in good standing as a limited liability company, and has obtained or will obtain all necessary licenses and approvals, in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material Adverse Effect.

(c)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by the Buyer by all necessary action on the part of the Buyer.

(d)          No Conflict. The execution and delivery of this Agreement, the performance by the Buyer of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Buyer’s limited liability company agreement, unless such conflict, contravention, breach, violation or default would not have a Material Adverse Effect.

(e)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any requirements of laws applicable to the Buyer, except where such conflict or violation would not have a Material Adverse Effect.

(f)          Ordinary Course of Business. Any purchase or sale of Portfolio Loans pursuant to this Agreement is in the ordinary course of business and financial affairs of the Buyer. Each remittance of Collections by the Seller to the Buyer, as transferee under this Agreement, will have been received by the Buyer in the ordinary course of business or financial affairs of the Buyer.

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ARTICLE V
COVENANTS

Section 5.1           Seller Covenants.

The Seller hereby covenants that:

(a)          Compliance with Laws. The Seller will comply in all material respects with all requirements of law applicable to the Seller, including those with respect to the Transferred Portfolio Loans.

(b)          Preservation of Corporate Existence. The Seller will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a material adverse effect on its ability to perform its obligations hereunder or under the Sale Documents.

(c)          Security Interests. Except for the transfers hereunder, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any lien on any Transferred Portfolio Loan, whether now existing or hereafter transferred hereunder, or any interest therein. The Seller will immediately notify the Buyer of the existence of any lien on any Transferred Portfolio Loan; and the Seller shall defend the right, title and interest of the Buyer and its assignees in, to and under the Transferred Portfolio Loans, against all claims of third parties, provided that nothing in this Section 5.1(c) shall prevent or be deemed to prohibit the Liens created under the Credit Agreement.

(d)          Delivery of Collections and Notices. Consistent with the Buyer’s ownership of the Transferred Portfolio Loans, in the event the Seller shall receive any Collections (other than any Excluded Interest, which shall be retained by the Seller) or notices in respect of any Transferred Portfolio Loans after the Purchase Date therefor, the Seller agrees to promptly deposit into the Collection Account (but in no event later than two Business Days after receipt) such Collections and deliver such notices to the Buyer at the address listed in Section 8.3. Further, on or before the related Purchase Date for any Transferred Portfolio Loan, the Seller shall instruct, or cause an Affiliate of the Seller to instruct, all of the Obligors and administrative agents, as applicable, in respect of the Portfolio Loans, or Selling Institutions in respect of Participation Interests, to make payments to the Collection Account and deliver such notices to the Buyer at the address listed in Section 8.3.

(e)          Change in Payment Instructions to Obligor. The Seller shall not make any change in its instructions to Obligors regarding payments to be made to the Collection Account, unless the Administrative Agent shall have given its prior written consent to such change.

(f)          Nonconsolidation. The Seller shall take all actions required to maintain the Buyer’s status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as an entity other than an entity with assets and liabilities distinct from the Seller and the Seller’s other subsidiaries; provided that the assets of the Buyer may be consolidated into the assets of the Seller or Garrison BDC for tax and accounting purposes and may be included in the publicly-filed financial statements of the Seller or Garrison BDC; (ii) not holding itself out to be responsible for any indebtedness or other liability of the Buyer or, other than by reason of owning equity interests of the Buyer, for any decisions or actions relating to the Buyer; (iii) taking such other actions as are necessary on its part to ensure that all limited liability company procedures required by its and the Buyer’s respective constituent documents are duly and validly taken; (v) keeping correct and complete records and books of account and minutes; and (vi) not acting in any manner that could foreseeably mislead others with respect to the Buyer’s separate identity. In addition to the foregoing, the Seller shall take the following actions:

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(i)          The Seller shall maintain limited liability company records and books of account separate from those of the Buyer.

(ii)         The Seller shall maintain an arm’s-length relationship with the Buyer and shall not hold itself out as being liable for any indebtedness of the Buyer.

(iii)        The Seller shall keep its assets and its liabilities wholly separate from those of the Buyer; provided that the assets of the Buyer may be consolidated into the assets of the Seller for tax and accounting purposes.

(iv)        The Seller shall take or refrain from taking, as applicable, each of the activities specified or assumed in the true sale and non-consolidation opinions of Dechert LLP delivered on the Closing Date, upon which the conclusions expressed therein are based.

(g)          Location of Seller, Records; Instruments. The Seller (x) shall not change its name or jurisdiction of formation, without 30 days’ prior written notice to the Buyer and the Administrative Agent and (y) will promptly take all actions required (including, but not limited to, all filings and other acts necessary or advisable under the UCC or other applicable law) of each relevant jurisdiction in order to continue the ownership and security interest of the Buyer in the Transferred Collateral.

(h)          Further Assurances. The Seller shall promptly upon the reasonable request of the Buyer, the Collateral Agent, or the Administrative Agent execute and deliver such further instruments and take such further action as may be necessary to maintain the Buyer’s first priority perfected security interest in the Transferred Collateral pledged by the Seller hereunder free and clear of any Liens (other than Permitted Liens).  In connection with the foregoing, the Seller authorizes the Buyer, the Collateral Agent or the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Transferred Collateral in such form and in such offices as may be necessary to perfect the security interests of the Buyer under this Agreement; provided that none of the Buyer, the Collateral Agent or the Administrative Agent assumes any obligation of the Seller to maintain such security interest.

(i)          Information. The Seller will cooperate with the Buyer in providing such information documents, records or reports respecting the Transferred Collateral that the Buyer may reasonably request in order to comply with the terms of the Loan Documents.

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ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1           Conditions to the Buyer’s Obligations Regarding Portfolio Loans.

The obligations of the Buyer to purchase Transferred Portfolio Loans from the Seller on any Purchase Date shall be subject to the satisfaction of the following conditions:

(a)          all representations and warranties of the Seller contained in Section 4.1 shall be true and correct in all material respects on and as of such day as though made on and as of such date;

(b)          on and as of such day, the Seller shall have performed all obligations required to be performed by it on or prior to such day pursuant to the provisions of this Agreement;

(c)          no event has occurred and is continuing, or would result from such purchase that constitutes an Event of Default;

(d)          no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any such purchase by the Buyer in accordance with the provisions hereof; and

(e)          all limited liability company and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer and its assignees, and the Buyer shall have received from the Seller copies of all documents (including, without limitation, records of limited liability company proceedings, approvals and opinions) relevant to the transactions herein contemplated as the Buyer may reasonably have requested.

ARTICLE VII
TERM AND TERMINATION

Section 7.1           Termination.

This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the later of (i) the termination the Credit Agreement following the payment in full of all Obligations thereunder or (ii) with the prior written consent of the Administrative Agent, the date specified by either party upon 90 days’ prior written notice to the other party as the termination date; provided that the termination of this Agreement pursuant to this Section 7.1 shall not discharge any Person from obligations incurred prior to any such termination of this Agreement.

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ARTICLE VIII
MISCELLANEOUS PROVISIONS

Section 8.1           Amendment.

This Agreement and the rights and obligations of the parties hereunder may not be amended, waived or changed orally, but only (i) by an instrument in writing signed by the Buyer, the Seller and, if directed by the Majority Lenders in writing, the Collateral Agent and (ii) in accordance with Section 12.5 of the Credit Agreement (including, without limitation, subject to the consent rights of the Majority Lenders).

Section 8.2           Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.3           Notices.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including e-mail communication and communication by facsimile copy) and mailed, e-mailed, transmitted or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall be effective upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by e-mail, when e-mailed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

(a)          In the case of notice to the Buyer, to:

Garrison Funding 2012-1 LLC
c/o Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019
Attention: Rob Feeney
Facsimile: (212) 372-9525

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(b)          In the case of notice to the Seller, to:

Garrison Funding 2012-1 Manager LLC
c/o Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019
Attention: Rob Feeney
Facsimile: (212) 372-9525

(c)          In the case of notice to the Administrative Agent, to:

Natixis, New York Branch
9 West 57th Street, 36th Floor
New York, New York 10019
Attention: Yazmin Vasconez
Telephone No.: 212-891-6176
Facsimile No.: 646-282-2361
Email: agent_group@us.natixis.com

Section 8.4           Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the Sale Documents shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and the Sale Documents and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the Sale Documents.

Section 8.5           Assignment.

Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Buyer or the Seller except as permitted by this Section 8.5. Simultaneously with the execution and delivery of this Agreement, the Buyer shall collaterally assign all of its right, title and interest herein to the Collateral Agent as agent for the Secured Parties under the Credit Agreement as provided in the Credit Agreement, to which assignment the Seller hereby expressly consents. The Seller agrees that the Collateral Agent, as agent for the Secured Parties under the Credit Agreement, shall be a third party beneficiary hereof. The Collateral Agent as agent for the Secured Parties under the Credit Agreement may enforce the provisions of this Agreement, exercise the rights of the Buyer and enforce the obligations of the Seller hereunder following an Event of Default and as provided in of the Credit Agreement.

Section 8.6           Further Assurances.

(a)          The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement and the Sale Documents, including, without limitation, the execution of any financing statements, continuation statements, termination statements, releases or equivalent documents relating to the Transferred Collateral for filing under the provisions of the UCC or other applicable laws of any applicable jurisdiction.

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(b)          If the Seller fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 8.13. The Seller irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(s)-in-fact, to act on its behalf (i) to authorize on its behalf as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Transferred Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Transferred Collateral as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Transferred Collateral. This appointment is coupled with an interest and is irrevocable.

Section 8.7           No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

Section 8.8           Counterparts.

This Agreement may be executed in two or more counterparts including facsimile transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 8.9           Binding Effect; Third-Party Beneficiaries.

This Agreement shall inure to the benefit of and the obligations thereunder shall be binding upon the parties hereto and their respective successors and permitted assigns. The Seller agrees that the Collateral Agent, as agent for the Secured Parties under the Credit Agreement, shall be a third party beneficiary hereof. Any permitted assigns of the Buyer shall be third-party beneficiaries of this Agreement.

Section 8.10         Merger and Integration.

Except as specifically stated otherwise herein, this Agreement, together with the Credit Agreement and the other Loan Documents, to the extent that a party is a signatory thereto, sets forth the entire understanding of the parties relating to the subject matter hereof, there are no other agreements between the parties for transactions relating to or similar to the transactions contemplated by this Agreement, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

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Section 8.11         Headings.

The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 8.12         Schedules and Exhibits.

The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 8.13         Recourse Against Certain Parties.

(a)          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Buyer as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Buyer or any incorporator, member, manager, officer, employee, shareholder or director of the Buyer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Buyer contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Buyer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Buyer or any incorporator, member, manager, officer, employee, shareholder or director of the Buyer or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Buyer contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Buyer and each incorporator, member, manager, officer, employee or director of the Buyer or of any such administrator, or any of them, for breaches by the Buyer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Recourse in respect of any obligations of the Buyer hereunder will be limited to the Buyer’s assets and on the exhaustion thereof, and application in accordance with the Priority of Payments, all claims against the Buyer arising from this Agreement or any transactions contemplated hereby shall be extinguished.

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(b)          No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Seller or any incorporator, member, manager, officer, employee, shareholder or director of the Seller or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Seller or any incorporator, member, manager, officer, employee, shareholder or director of the Seller or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Seller and each incorporator, member, manager, officer, employee or director of the Buyer or of any such administrator, or any of them, for breaches by the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(c)          The provisions of this Section 8.13 shall survive the termination of this Agreement.

Section 8.14         Non-Petition.

(a)          The Seller agrees not to cause the filing of an involuntary petition in bankruptcy against the Buyer for any reason whatsoever until the payment in full of all Obligations under the Credit Agreement (or, if a Takeout Transaction occurs, the payment in full of all obligations thereunder) and the expiration of a period equal to one year and one day (or, if longer, the applicable preference period then in effect) following all such payments; provided that nothing in this clause shall preclude, or be deemed to estop, the Seller (A) from taking any action prior to the expiration of the aforementioned one year and one day (or, if longer, the applicable preference period then in effect) period in (x) any case or Proceeding voluntarily filed or commenced by the Buyer or (y) any involuntary insolvency Proceeding filed or commenced against the Buyer, by a Person other than the Seller or its Affiliates, or (B) from commencing against the Buyer or any properties of the Buyer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding.

(b)          The provisions of this Section 8.14 shall survive the termination of this Agreement for any reason whatsoever.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Purchase and Contribution Agreement to be duly executed by their respective officers as of the date first above written.

SELLER:

GARRISON FUNDING 2012-1 MANAGER LLC

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

BUYER:

GARRISON FUNDING 2012-1 LLC

By:	Garrison Funding 2012-1 Manager LLC, its Designated Manager

By:	/s/ Brian Chase
Name: Brian Chase
Title: Chief Operating Officer

SCHEDULE I

PORTFOLIO LOAN LIST

EXHIBIT A

FORM OF ASSIGNMENT

ASSIGNMENT, dated as of _________________, from Garrison Funding 2012-1 Manager LLC, a Delaware limited liability company (the “Seller”), to Garrison Funding 2012-1 LLC, a Delaware limited liability company (the “Buyer”).

1.          We refer to the Purchase and Contribution Agreement, dated as of May 21, 2012 (as amended, modified, supplemented or restated from time to time, the “Agreement”), by and between the Seller and the Buyer. All capitalized terms used herein shall have the meanings set forth in the Agreement.

2.          The Seller does hereby convey, set over and assign to the Buyer, without recourse, all of the Seller’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which the Seller now has or hereafter acquires an interest and wherever the same may be located:

(i)          the Portfolio Loans identified on the addendum to the Portfolio Loan List delivered by the Seller to the Buyer on or before the requested Purchase Date, together with all monies due or to become due in payment of such Portfolio Loans on and after such Purchase Date;

(ii)         the Related Contracts related to such Portfolio Loans;

(iii)        all Collections related to such Portfolio Loans;

(iv)        all collateral security granted under any Related Contracts; and

(v)         all income and proceeds of the foregoing.

3.          Simultaneously with the execution and delivery hereof the Seller has delivered to or at the direction of the Buyer such endorsements and assignments, made without recourse, of the files pertaining to such Portfolio Loans as are necessary to properly complete the absolute assignment of such Portfolio Loans to the Buyer.

4.          THIS CERTIFICATE OF ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by its authorized officer as of the date first above written.

SELLER:

GARRISON FUNDING 2012-1 MANAGER LLC

By:
Name:
Title:

BUYER:

GARRISON FUNDING 2012-1 LLC

By:	Garrison Funding 2012-1 Manager LLC, its Designated Manager

By:
Name:
Title: